Exhibit 99.1

LEXICON PHARMACEUTICALS REPORTS SECOND QUARTER 2018 FINANCIAL RESULTS AND PROVIDES A BUSINESS UPDATE

XERMELO® (telotristat ethyl) Quarterly U.S. Net Sales of $6.0 Million, Up 65% from Prior Year Quarter and 11% Quarter-Over-Quarter

Filings for Regulatory Approval of Sotagliflozin in Type 1 Diabetes Accepted

The Woodlands, Texas, July 30, 2018 - Lexicon Pharmaceuticals, Inc. (Nasdaq: LXRX), today reported financial results and provided a business update for the three months ended June 30, 2018.

“We continue to make progress across our portfolio while maintaining good financial discipline,” said Lonnel Coats, Lexicon’s president and chief executive officer. “In the second quarter, we experienced significant momentum around our sotagliflozin program with the FDA’s acceptance of our collaborator Sanofi’s NDA filing for type 1 diabetes and the recent publications of the pivotal sotagliflozin studies in Diabetes Care. In addition, Sanofi is making excellent progress in enrolling the Phase 3 studies in the type 2 diabetes program. In the second half of the year, we anticipate continued advancement of our pipeline, which we believe will create long-term value for the company.”

Second Quarter Product and Pipeline Highlights

XERMELO (telotristat ethyl) 250 mg

•
Favorable data on body weight from the randomized, double-blind, placebo-controlled Phase 3 TELESTAR (Telostristat Etiprate for Somatostatin Analog Not Adequately Controlled Carcinoid Syndrome) study were published in Clinical Therapeutics in May.

Sotagliflozin

•
In May, the U.S. Food and Drug Administration (FDA) accepted Lexicon collaborator Sanofi’s New Drug Application (NDA) for sotagliflozin for use in combination with insulin therapy to improve glycemic control in adults with type 1 diabetes mellitus with a PDUFA date of March 22, 2019.

•	Positive 52-week inTandem1 and inTandem2 data were presented at the 78th Scientific Sessions of the American Diabetes Association (ADA) and published in Diabetes Care in June.

Second Quarter 2018 Financial Highlights

Revenues: Revenues for the three months ended June 30, 2018 increased to $13.8 million from $12.1 million for the corresponding period in 2017, primarily due to an increase in net product revenues, partially offset by lower revenues recognized from the collaboration and license agreement with Sanofi. Net product revenues for the three months ended June 30, 2018 included $6.0 million from net sales of XERMELO in the U.S., up 65% from the prior year quarter and 11% from the first quarter of 2018, and $1.3 million from the sale of bulk tablets of XERMELO to Ipsen.

Cost of Sales: Cost of sales related to sales of XERMELO for the three months ended June 30, 2018 increased to $0.8 million from $0.5 million for the corresponding period in 2017.

Research and Development (R&D) Expenses: Research and development expenses for the three months ended June 30, 2018 were $26.6 million compared to $26.9 million for the corresponding period in 2017.

Selling, General and Administrative (SG&A) Expenses: Selling, general and administrative expenses for three months ended June 30, 2018 decreased to $16.8 million from $18.5 million for the corresponding period in 2017, primarily due to decreased marketing costs.

Net Loss: Net loss for the three months ended June 30, 2018 was $34.7 million, or $0.33 per share, compared to a net loss of $35.1 million, or $0.33 per share, in the corresponding period in 2017. For the three months ended June 30, 2018 and 2017, net loss included non-cash, stock-based compensation expense of $2.9 million and $2.4 million, respectively.

Cash and Investments: As of June 30, 2018, Lexicon had $209.7 million in cash and investments, as compared to $310.8 million as of December 31, 2017.

Anticipated Upcoming Milestones in 2H 2018

•	Sotagliflozin data presentations at the 54th Annual Meeting of the European Association for the Study of Diabetes (EASD; October 1-5, 2018; Berlin, Germany)

•	Phase 1b data for LX2761 in type 2 diabetes

•	Initiation of clinical development of telotristat ethyl in oncology

•	Phase 1a data for LX9211 (neuropathic pain candidate) in healthy volunteers

•	Manuscript publications for XERMELO and sotagliflozin

•	Launch of XERMELO by Ipsen in additional European countries

Conference Call and Webcast Information

Lexicon management will hold a live conference call and webcast today at 8:00 am EDT / 7:00 am CDT to review its financial and operating results and to provide a general business update. The dial-in number for the conference call is 888-645-5785 (U.S./Canada) or 970-300-1531 (international). The conference ID for all callers is 8776903. The live webcast and replay may be accessed by visiting Lexicon’s website at www.lexpharma.com/investors. An archived version of the webcast will be available on the website for 14 days.

About XERMELO (telotristat ethyl)

Discovered using Lexicon’s unique approach to gene science, XERMELO (telostristat ethyl) is the first and only approved oral therapy for carcinoid syndrome diarrhea in combination with somatostatin analog (SSA) therapy in adults inadequately controlled by SSAs. XERMELO targets tryptophan hydroxylase, an enzyme that mediates the excess serotonin production within metastatic neuroendocrine tumor (mNET) cells. Lexicon has built the in-house capability and infrastructure to launch and market XERMELO in the U.S., where it retains all commercialization rights. Lexicon also retains rights to market XERMELO in Japan. Lexicon has established a license and collaboration agreement with Ipsen to commercialize XERMELO in Europe and other countries outside of U.S. and Japan.

XERMELO was approved by the U.S. Food and Drug Administration on February 28, 2017 and by the European Commission on September 19, 2017 for the treatment of carcinoid syndrome diarrhea in combination with SSA therapy in adults inadequately controlled by SSA therapy. Carcinoid syndrome is a rare condition that occurs in patients living with metastatic NETs (mNETs) and is characterized by frequent and debilitating diarrhea. XERMELO targets the overproduction of serotonin inside mNET cells, providing an additional treatment option for patients suffering from carcinoid syndrome diarrhea.

XERMELO (telotristat ethyl) Important Safety Information

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Warnings and Precautions: XERMELO may cause constipation, which can be serious. Monitor for signs and symptoms of constipation and/or severe, persistent, or worsening abdominal pain in patients taking XERMELO. Discontinue XERMELO if severe constipation or severe, persistent, or worsening abdominal pain develops.

•	Adverse Reactions: The most common adverse reactions (≥5%) include nausea, headache, increased gamma-glutamyl-transferase, depression, flatulence, decreased appetite, peripheral edema, and pyrexia.

•
Drug Interactions: If necessary, consider increasing the dose of concomitant CYP3A4 substrates, as XERMELO may decrease their systemic exposure. If combination treatment with XERMELO and short-acting octreotide is needed, administer short-acting octreotide at least 30 minutes after administering XERMELO.

For more information about XERMELO, see Full Prescribing Information at www.xermelo.com.

About Sotagliflozin

Discovered using Lexicon’s unique approach to gene science, sotagliflozin is an investigational oral dual inhibitor of two proteins responsible for glucose regulation known as sodium-glucose co-transporter types 1 and 2 (SGLT1 and SGLT2). SGLT1 is responsible for glucose absorption in the gastrointestinal tract, and SGLT2 is responsible for glucose reabsorption by the kidney.

Lexicon entered into a collaboration and license agreement with Sanofi in November 2015 under which Lexicon granted Sanofi an exclusive, worldwide (excluding Japan), royalty-bearing right and license to develop, manufacture and commercialize sotagliflozin. Lexicon is responsible for all clinical development activities relating to type 1 diabetes and has exercised an exclusive option to co-promote and have a significant role, in collaboration with Sanofi, in the commercialization of sotagliflozin for the treatment of type 1 diabetes in the U.S. Sanofi is responsible for all clinical development and commercialization of sotagliflozin for the treatment of type 2 diabetes worldwide (excluding Japan) and is solely responsible for the commercialization of sotagliflozin for the treatment of type 1 diabetes outside the U.S. (excluding Japan).

About Lexicon Pharmaceuticals

Lexicon is a fully integrated biopharmaceutical company that is applying a unique approach to gene science based on Nobel Prize-winning technology to discover and develop precise medicines for patients with serious, chronic conditions. Through its Genome5000™ program, Lexicon scientists have studied the role and function of nearly 5,000 genes over the last 20 years and have identified more than 100 protein targets with significant therapeutic potential in a range of diseases. Through the precise targeting of these proteins, Lexicon is pioneering the discovery and development of innovative medicines to safely and effectively treat disease. In addition to its first commercial product, XERMELO for carcinoid syndrome diarrhea, Lexicon has a pipeline of promising drug candidates in clinical and pre-clinical development in diabetes and metabolism and neuropathic pain. For additional information please visit www.lexpharma.com.

Safe Harbor Statement

This press release contains “forward-looking statements,” including statements relating to Lexicon’s long-term outlook on its business, including the commercialization of XERMELO (telotristat ethyl), the clinical development of, the regulatory filings for, and the potential therapeutic and commercial potential of XERMELO, sotagliflozin, LX2761 and LX9211. In addition, this press release also contains forward looking statements relating to Lexicon’s growth and future operating results, discovery, development and commercialization of products, strategic alliances and intellectual property, as well as other matters that are not historical facts or information. All forward-looking statements are based on management’s current assumptions and expectations and involve risks, uncertainties and other important factors, specifically including Lexicon’s ability to meet its capital requirements, successfully commercialize XERMELO, successfully obtain regulatory approvals of sotagliflozin and successfully conduct preclinical and clinical development and obtain necessary regulatory approvals of LX2761, LX9211 and its other potential drug candidates on its anticipated timelines, achieve its operational objectives, obtain patent protection for its discoveries and establish strategic alliances, as well as additional factors relating to manufacturing, intellectual property rights, and the therapeutic or commercial value of its drug candidates. Any of these risks, uncertainties and other factors may cause Lexicon’s actual results to be materially different from any future results expressed or implied by such forward-looking statements. Information identifying such important factors is contained under “Risk Factors” in Lexicon’s annual report on Form 10-K for the year ended December 31, 2017, as filed with the Securities and Exchange Commission. Lexicon undertakes no obligation to update or revise any such forward-looking statements, whether as a result of new information, future events or otherwise.

Lexicon Pharmaceuticals, Inc.
Selected Financial Data

Consolidated Statements of Operations Data	Three Months Ended		Six Months Ended
(In thousands, except per share data)	June 30,		June 30,
	2018	2017	2018	2017
	(unaudited)		(unaudited)
Revenues:
Net product revenue	$7,316	$3,892	$12,776	$4,613
Collaborative agreements	6,359	8,104	26,024	25,669
Royalties and other revenue	78	57	160	64
Total revenues	13,753	12,053	38,960	30,346
Operating expenses:
Cost of sales (including finite-lived intangible asset
amortization)	838	537	1,371	762
Research and development, including stock-based compensation
of $1,395, $1,169, $3,050 and $2,353, respectively	26,589	26,934	74,372	70,515
Increase in fair value of Symphony Icon
purchase liability	—	—	—	2,101
Selling, general and administrative, including stock-based compensation
of $1,503, $1,234, $2,922 and $2,281, respectively	16,755	18,475	31,612	33,346
Total operating expenses	44,182	45,946	107,355	106,724
Loss from operations	(30,429)	(33,893)	(68,395)	(76,378)
Interest expense	(5,187)	(1,614)	(10,301)	(3,202)
Interest and other income, net	910	448	1,915	978
Net loss before income taxes	(34,706)	(35,059)	(76,781)	(78,602)
Income tax benefit	—	—	—	8,652
Net loss	$(34,706)	$(35,059)	$(76,781)	$(69,950)

Net loss per common share, basic and diluted	$(0.33)	$(0.33)	$(0.73)	$(0.67)

Shares used in computing net loss per common share, basic
and diluted	105,848	105,300	105,758	104,883

Consolidated Balance Sheet Data			June 30, 2018	December 31, 2017
(In thousands)			(unaudited)

Cash and investments			$209,689	$310,788
Property and equipment, net			16,772	17,687
Goodwill			44,543	44,543
Other intangible assets			51,002	51,885
Total assets			332,937	436,539
Deferred revenue			23,319	62,527
Current and long-term debt			245,094	245,670
Accumulated deficit			(1,443,973)	(1,381,404)
Total stockholders' equity			(5,071)	52,102

For Investor Inquiries:

Kimberly Lee, D.O.
Head of Investor Relations and Corporate Strategy
Lexicon Pharmaceuticals
(281) 863-3383
klee@lexpharma.com

For Media Inquiries:

Chas Schultz
Senior Director, Corporate Communications and Advocacy
Lexicon Pharmaceuticals
(281) 863-3421
cschultz@lexpharma.com